Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Funds, Inc.:

We consent to the use of our reports, with respect to the portfolios indicated below, of Smith Barney Funds, Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.



Portfolio
Date of
Auditors'
Report

U.S. Government Securities Portfolio
February  7, 1997

Equity Income Portfolio
February 19, 1997

Short-Term U.S. Treasury Securities Portfolio
February  19, 1997

Income Return Account Portfolio
February  19, 1997







KPMG Peat
Marwick LLP

New York, New York
April 28, 1997